SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
                      -------------------------------------

                                 AMENDMENT NO. 1
                          TO CURRENT REPORT ON FORM 8-K
                                       ON

                                   FORM 8-K/A

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934
                      -------------------------------------

Date of Report (Date of earliest event reported):  June 28, 1996


                                BETZDEARBORN INC.
             (Exact name of registrant as specified in its charter)


              Pennsylvania                    0-2085             23-1503731
     (State or Other Jurisdiction of       (Commission         (IRS Employer
             Incorporation)                File Number)     Identification No.)


    4636 Somerton Road, Trevose, PA                           19053
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (215) 355-3300



                             Betz Laboratories, Inc.
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

         As discussed in its Current Report on Form 8-K, dated June 28, 1996, BetzDearborn Inc. (the "Company") acquired certain assets and liabilities comprising the Dearborn water treatment business (the "Dearborn Business") from
W. R. Grace & Co. - Conn. ("Grace"). The total purchase price previously reported in this Form 8-K is hereby amended to $630 million plus a $6.4 million working capital adjustment, subject to certain further adjustments.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits. The following documents are included as part of this report:

         (a)   Financial Statements of Business Acquired. (Annex A)
               W.R. Grace & Co.-Conn. Dearborn Business:
               Report of Independent Certified Public Accountants..   A-1
               Combined Balance Sheet -
                 December 31, 1995 & 1994..........................   A-2
               Combined Statement of Operations -
                 Years ended December 31, 1995, 1994 & 1993........   A-3
               Combined Statement of Cash Flows -
                 Years ended December 31, 1995, 1994 & 1993........   A-4
               Notes to Combined Financial Statements -
                 Years ended December 31, 1995, 1994 & 1993........  A-5 to A-20
               Combined Balance Sheet - Unaudited
                 March 31, 1996....................................   A-21
               Combined Statement of Operations - Unaudited
                 Three Months ended March 31, 1996 and 1995........   A-22
               Combined Statement of Cash Flows - Unaudited
                 Three Months ended March 31, 1996 and 1995........   A-23
               Notes to Combined Financial Statements - Unaudited
                 Three Months ended March 31, 1996 ................ A-24 to A-25

         (b)   Pro Forma Financial Information. (Annex B)
               BetzDearborn Inc. and Consolidated Subsidiaries:
               Unaudited Pro Forma Financial Information...........    B-1
               Unaudited Pro Forma Statements of Operations........  B-2 to B-3
               Notes to Unaudited Pro Forma Financial Statements...    B-4

         (c)   Exhibits.

2.2 Amendment No. 1 to the Grace Dearborn Worldwide Purchase and Sale Agreement, dated as of June 28, 1996, by and between Grace and the Company

2.3 Amendment No. 2 to the Grace Dearborn Worldwide Purchase and Sale Agreement, dated as of June 28, 1996, by and between Grace and the Company

23             Consent of  Independent Certified Public Accountants

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                            BetzDearborn Inc.
                                            (Registrant)



Date:  September 13, 1996                   By:  /s/ William R. Cook
                                               --------------------------------
                                                      William R. Cook
                                                  Chairman, President and
                                                  Chief Executive Officer

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of
W.R. Grace & Co. - Conn.

In our opinion, the accompanying combined balance sheet and the related combined statements of operations and of cash flows present fairly, in all material respects, the financial position of the Grace Dearborn Business ("the Dearborn Business") of W.R. Grace & Co. - Conn. ("Grace") at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Grace and the Dearborn Business; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The Business was a separate product line of Grace and, as disclosed in Note 10 to the accompanying financial statements, has engaged in various transactions and relationships with other Grace entities. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.



PRICE WATERHOUSE LLP
Fort Lauderdale, Florida
September 9, 1996

W.R. Grace & Co. - Conn.
Dearborn Business
Combined Balance Sheet (Amounts in Thousands)
- ------------------------------------------------------------------------------


                                                                     December 31,
                                                                 1995          1994
                                                              --------      ---------
Assets
   Cash                                                       $    462      $    236
   Accounts and other receivables, net of allowances for
     doubtful accounts of $3,857 and $3,081
     at December 31, 1995 and 1994, respectively                66,857        53,620
   Inventories                                                  44,408        42,530
   Other current assets                                          2,654         2,016
                                                              --------      --------
      Total current assets                                     114,381        98,402
                                                              --------      --------
   Properties and equipment, net                                93,399        83,653
   Goodwill and other intangibles, less accumulated
     amortization of $19,543 and
     $14,977 at December 31, 1995 and 1994,
     respectively                                               85,260        86,356
   Other non-current assets and deferred charges                 3,842         2,794
                                                              --------      --------
      Total assets                                            $296,882      $271,205
                                                              ========      ========

Liabilities and Parent Company Investment
   Accounts payable                                           $ 18,055      $ 19,394
   Accrued liabilities                                          20,065        18,001
   Foreign income taxes                                           --             880
                                                              --------      --------
      Total current liabilities                                 38,120        38,275
                                                              --------      --------

   Deferred taxes                                                1,613         1,371
   Pension/service indemnity liabilities                         9,950         8,603
   Other non-current liabilities                                   657           314
                                                              --------      --------
      Total liabilities                                         50,340        48,563
                                                              --------      --------

   Commitments and contingencies (Note 12)                        --            --

   Parent company investment                                   246,542       222,642
                                                              --------      --------

Total Liabilities and Parent Company Investment               $296,882      $271,205
                                                              ========      ========

W.R. Grace & Co. - Conn.
Dearborn Business
Combined Statement of Operations (Amounts in Thousands)
- -------------------------------------------------------------------------------


                                                             Year ended December 31,
                                                     1995            1994           1993
                                                  ---------       ---------       ---------

Net sales                                         $ 399,105       $ 360,708       $ 328,127

Cost of goods sold                                  170,458         148,822         138,771
                                                  ---------       ---------       ---------

Gross profit                                        228,647         211,886         189,356

Selling, general and administrative expenses        205,545         185,248         164,908
Research and development expenses                    17,306          15,493          16,287
Restructuring costs                                   7,729           4,851           5,608
                                                  ---------       ---------       ---------

Total operating expenses                            230,580         205,592         186,803
                                                  ---------       ---------       ---------

Income/(loss) from operations                        (1,933)          6,294           2,553

Other expense, net                                      542           1,345           4,489
                                                  ---------       ---------       ---------

Income/(loss) before income taxes                    (2,475)          4,949          (1,936)

Provision for income taxes                            6,008           7,177           7,129
                                                  ---------       ---------       ---------

Net loss                                          $  (8,483)      $  (2,228)      $  (9,065)
                                                  =========       =========       =========


W.R. Grace & Co. - Conn.
Dearborn Business
Combined Statement of Cash Flows (Amounts in Thousands)
- -------------------------------------------------------------------------------



                                                                            Year ended December 31,
                                                                     1995            1994           1993
                                                                   --------       --------       ---------
Operating Activities
    Net loss                                                       $ (8,483)      $ (2,228)      $ (9,065)
    Reconciliation to cash provided by
      operating activities:
       Depreciation and amortization                                 17,601         15,485         13,238
       Deferred income taxes                                            206             75            200
       Translation exchange loss                                      1,199            413          4,440
       Loss on disposal of property, plant and equipment                227            536          2,300
       Changes in operating assets and liabilities, including
         effects of business acquisitions and foreign
         exchange rate changes:
          Accounts receivable                                       (11,727)        (6,074)        (2,505)
          Inventories                                                  (626)        (6,452)        (5,831)
          Other current assets                                         (484)           333           (145)
          Accounts payable and other current
            liabilities                                              (1,552)         4,255         (5,778)
          Other                                                       1,355          1,017          2,046
                                                                   --------       --------       --------


Net cash provided by (used by) operating activities                  (2,284)         7,360         (1,100)
                                                                   --------       --------       --------

Investing Activities
    Capital expenditures                                            (25,272)       (25,219)       (21,007)
    Cash paid for business acquisition                                 --             --          (60,864)
                                                                   --------       --------       --------

Net cash used in investing activities                               (25,272)       (25,219)       (81,871)
                                                                   --------       --------       --------

Financing Activities
    Net change in amount due to parent                               32,383         23,829         78,782
                                                                   --------       --------       --------

Net effect of exchange rate changes on cash                          (4,601)        (5,893)         3,349
                                                                   --------       --------       --------

Net increase/(decrease) in cash                                         226             77           (840)

Cash, beginning of year                                                 236            159            999
                                                                   --------       --------       --------

Cash, end of year                                                  $    462       $    236       $    159
                                                                   ========       ========       ========


W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



1.     Summary of Significant Accounting Policies

       The Business
       On June 28, 1996, Betz Laboratories, Inc. ("Betz") purchased the Grace Dearborn Business (the "Dearborn Business") of W.R. Grace & Co. - Conn. and subsidiaries ("Grace") by acquiring certain assets and assuming certain liabilities of the Dearborn Business worldwide from Grace as provided in the Grace Dearborn Worldwide Purchase and Sale Agreement dated March 11, 1996, as amended on June 28, 1996 ("the Agreement").

       The Dearborn Business provides water management products and related customer support to a worldwide range of industries to prevent scaling, corrosion, fouling, and microbiological problems in utility and process systems, and to facilitate liquid/solid separation.

       Basis of Presentation
       Under the terms of the Agreement, Betz acquired from Grace (1) its partnership interests in Dearborn USA, Limited Partnership*, (2) the stock of Grace Dearborn N.V., Alexim N.V. and Finac N.V., all Belgian corporations; the stock of Grace Dearborn, Inc.*, a Canadian corporation; the stock of Grace Service Chemicals S.A., a French corporation; the stock of Grace Dearborn B.V., a Netherlands corporation; the stock of Grace Dearborn AB* and Dearborn Holdings AB, both Swedish corporations, and (3) the other worldwide operating assets and liabilities of the Dearborn Business.

       The Dearborn Business maintains over 120 sales offices worldwide, with many of the 70 offices located outside of North America being shared with other Grace operations. In addition, the Dearborn Business operates six administrative centers (two in North America and four in Europe) and shares administrative offices in the European, Asia Pacific and Latin American regions with other Grace operations. The Dearborn Business also has six research and development laboratories (four located at manufacturing facilities and one each in Belgium and Brazil) and 19 worldwide customer service laboratories.

       The Dearborn Business' assets and liabilities are located in the following regions/countries:

                   Europe                          Latin America        Asia Pacific
       -----------------------------------         -------------        -----------

       Germany*                Switzerland         Brazil*              Australia**
       United Kingdom*         Italy               Chile*               South Africa (*)(**)
       Spain**                 Greece              Venezuela*           Hong Kong**
       Poland                  Netherlands         Argentina**          Singapore**
       Hungary                 Portugal            Mexico**             Philippines
       France                  Turkey              Colombia**           New Zealand
       Finland                 Norway              Guatemala            Thailand
       Denmark                 Belgium             Peru                 Malaysia
       Ireland                 Sweden*             Uruguay


W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       *    Includes manufacturing operations.

       ** Excludes manufacturing operations of the Dearborn Business retained by Grace, for which Grace will manufacture Dearborn Business products for Betz under tolling arrangements.


       These financial statements present the historical financial position, results of operations, and cash flows of the Dearborn Business previously included in the Grace consolidated financial statements. The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. Accordingly, included in the accompanying financial statements are costs allocated to the Dearborn Business by Grace (see Note 10).

       All transactions between the Dearborn Business' locations included in the financial statements are herein referred to as "intracompany" transactions whereas transactions with Grace are referred to herein as "intercompany" or "related party" transactions.


       Basis of Combination
       The combined financial statements have been prepared by combining the assets and liabilities of the Dearborn Business. All intracompany balances, intracompany sales and intracompany profit have been eliminated in preparing the financial statements. Account balances of the Dearborn Business with Grace have been reported as part of parent company investment, except for those related to the sale of product and reimbursement of selling and personnel costs which have been included in accounts receivable.


       Use of Estimates
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       Financial Instruments
       At December 31, 1995 and 1994, the carrying value of the Dearborn Business' financial instruments such as cash, trade accounts receivable and accounts payable approximate fair value, based on the short-term maturities of these instruments.

       Revenue Recognition
       Revenue recognition generally takes place when goods are shipped and/or when related support is provided to customers.

       Concentration of Credit Risk
       Financial instruments which potentially expose the Dearborn Business to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. In addition, the Business maintains allowances for potential credit losses and such losses, in the aggregate, have not exceeded management expectations. None of the Dearborn Business' customer receivables are individually significant.

       Inventories
       Finished goods and work-in-process inventories are valued at the lower of cost or market. Cost flow is based on the last-in, first-out (LIFO) method in the U.S., and first-in, first-out (FIFO) method in other regions. Raw materials are valued at the lower of FIFO cost or realizable value.

       Properties and Equipment
       Properties and equipment are stated at cost. Major renewals and improvements which extend the lives of the respective assets are capitalized. Maintenance, repairs and renewals which do not extend the lives of the respective assets are charged to income as incurred. Fully depreciated assets are retained in properties and equipment and related accumulated depreciation accounts until they are removed from service.

       For financial reporting purposes, depreciation is computed using the straight-line method over the estimated useful lives of the assets specified below:

                                                                       Useful
                                                                       lives
          Category                                                     (years)
          --------                                                     -------

          Buildings                                                      10-40
          Machinery and equipment                                        3-20
          Other property and equipment                                   3-10

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       The financial statements include $12,796, $9,924 and $9,405 of depreciation expense in 1995, 1994 and 1993, respectively.

       The cost of reusable bulk containers, which are used to ship product to customers and then returned when empty, is amortized on a straight-line basis over a 3 to 15 year period depending on the type of container and end user. The cost of leased custom-designed feed and monitoring equipment is amortized on a straight-line basis over the lease period. The cost of feed and related equipment loaned to customers, where ownership is retained by the Dearborn Business, is usually built into the selling price of the product and is amortized on a straight-line basis usually over a 3 year period.


       Goodwill and Other Intangibles
       Goodwill is amortized using the straight-line method over a 40 year period. Other intangibles are amortized on a straight-line basis in accordance with the nature of the asset (approximately 3-15 years).


       Impairment
       The Dearborn Business has adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with this Statement, the Dearborn Business reviews long-lived assets and related goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.


       Income Taxes
       Historically, except in Canada, Belgium, France and the Netherlands, the results of the Dearborn Business' operations have been included in the income tax returns of Grace. As such, Grace paid income taxes attributable to the Dearborn Business; this has been reflected in parent company investment. The income tax expense and other tax related information in these financial statements have been determined as if the operations of the Dearborn Business were not eligible to be included in the tax returns of Grace but rather were stand-alone taxpayers.

       The provisions of Statement of Financial Accounting Standards No. 109 (FAS 109) "Accounting for Income Taxes" have been retroactively applied to these financial statements. FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, FAS 109

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       generally considers all expected future events other than anticipated changes in the tax laws or rates.

       Foreign Currency Translation
       The Dearborn Business' predominant foreign operations are conducted in Belgium, Brazil, Canada, Germany, Sweden and the United Kingdom. The local currency in all locations except Brazil is considered to be the functional currency. Local currency amounts of revenues and expenses for all locations, except Brazil, for 1995, 1994 and 1993 were translated into U.S. dollars using the average exchange rates for the appropriate year.

       Brazil was considered a highly inflationary economy in accordance with Financial Accounting Standards No. 52 (FAS 52) - "Foreign Currency Translation". As such, the functional currency for Brazil is the U.S. dollar and translation gains and losses are included in current operations. A foreign exchange loss of $1,199, $413 and $4,440 for 1995, 1994 and 1993, respectively, related to Brazil is reflected in other expense, net in the accompanying financial statements.

       Transaction gains/(losses) are recorded on transactions denominated in currencies other than the respective functional currencies based upon the difference in exchange rates from the date a transaction is initially recorded to the date it is settled, or the exchange rate in effect at December 31, 1995 and 1994, as appropriate, if it is not settled. Transaction gains/losses in 1995, 1994 and 1993 were not significant.


2.        Inventories
                                                            December 31,
                                                      1995             1994
                                                 -----------      -------------
       Inventories include:

       Raw materials                             $    17,797      $     17,687
       Work-in-process                                 4,635             3,100
       Finished goods                                 27,708            26,741
       Inventory reserves                             (3,638)           (3,021)
                                                 -----------      ------------
                                                      46,502            44,507
       Less:  Adjustment of inventories
        to the LIFO basis                             (2,094)           (1,977)
                                                 -----------      ------------
                                                 $    44,408      $     42,530
                                                ============      ============

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



3.     Properties and Equipment
                                                            December 31,
                                                      1995             1994
                                                  -----------     ------------
       Properties and equipment include:

       Land                                        $    4,537       $    3,916
       Buildings                                       55,217           49,748
       Machinery and equipment                         70,174           63,464
       Other property and equipment                    35,424           31,603
                                                   ----------       ----------
                                                      165,352          148,731

       Less - Accumulated depreciation                (81,848)         (74,097)
       Containers, feed and monitoring
         equipment, net                                 9,895            9,019
                                                   ----------       ----------
                                                   $   93,399       $   83,653
                                                   ==========       ==========


       The administrative building in Belgium sustained limited damage believed to be largely due to adjacent ground movement. The amount of required repair has not been determined, the extent of which will be dependent upon the Dearborn Business' planned future use of the facility. Although the building is insured, the factors contributing to the cause of the damage may limit coverage to some degree. Accordingly, the extent of uninsured cost, if any, is not estimable as of the date of these financial statements.

       At December 31, 1995, minimum future payments for noncancellable operating leases were:


       1996                                                  $    4,973
       1997                                                       3,032
       1998                                                       1,394
       1999                                                         470
       2000                                                         347
       Thereafter                                                 1,200
                                                            -----------
        Total                                               $    11,416
                                                            ===========

       Rental expense for operating leases amounted to $8,416, $6,817 and $6,707 in 1995, 1994 and 1993, respectively.

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



4.     Other Non-Current Assets and Deferred Charges

       Other non-current assets and deferred charges include the following:

                                                              December 31,
                                                           1995          1994
                                                        --------       --------

       Security deposits                                $  1,028       $    179
       Investment in affiliate                               289            368
       Other                                               2,525          2,247
                                                        --------        -------

                                                        $  3,842       $  2,794
                                                        ========       ========



5.     Accrued Liabilities
                                                              December 31,
                                                          1995            1994
                                                        --------       --------
       Accrued liabilities include the following:

       Employee related expenses                        $ 10,008       $  7,340
       Restructuring costs                                 4,495          3,502
       Administration and selling expenses                 1,563          2,340
       Deferred income                                       685            261
       Rebates, customer claims and warranties               518            117
       Licenses and royalties                                297            287
       Other                                               2,499          4,154
                                                        --------       --------
                                                        $ 20,065       $ 18,001
                                                        ========       ========


6.    Restructuring Costs

      Restructuring charges were recorded in 1995, 1994 and 1993, of $7,729, $4,851 and $5,608, respectively. In 1995, the restructuring charge was part of a worldwide Grace program aimed at streamlining processes and reducing selling, general and administrative expenses, factory administration costs and noncore corporate research and development expenses. The 1994 charge was part of a restructuring related principally to the operation in Germany and included an overall streamlining of processes and a reduction in the sales force. The 1993 charge consisted of three separate restructuring programs and included streamlining processes in Germany, France and other operations in Europe. It is anticipated that the accruals remaining at December 31, 1995 will be spent in 1996.

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- --------------------------------------------------------------------------------

                       12/31/92    1993       1993        12/31/93  1994        1994      12/31/94    1995      1995       12/31/95
                       Balance    Change   Expenditures   Balance   Change  Expenditures  Balance    Change  Expenditures  Balance
                       -------    ------   ------------   -------   ------  ------------  -------    ------  ------------  -------

Prior Year Accruals    $391       $   --      $  (391)      $   --   $  --     $    --     $   --     $   --     $     --  $    --

1993 Restructuring
Programs:
  Germany                --        2,000           --        2,000      --      (2,000)        --         --           --       --
  France                 --          908           --          908      --        (908)        --         --           --       --
  Other European
    operations           --        2,700       (1,447)       1,253      --        (604)       649         --         (377)     272

1994 Restructuring
Programs:
  Germany                --           --           --           --   4,000      (1,393)     2,607         --       (2,412)     195
  Sales force            --           --           --           --     851        (605)       246         --         (246)      --

1995 Restructuring
Program:
  Worldwide
    streamlining         --           --           --           --      --          --         --        7,729     (3,701)   4,028
                       ----       ------      -------        ------  ------    -------      ------      ------    -------   ------

  Total                $391       $5,608      $(1,838)       $4,161  $4,851    $(5,510)     $3,502      $7,729    $(6,736)  $4,495
                       ====       ======      =======        ======  ======    =======      ======      ======    =======   ======

7.     Income Taxes

       The components of the provision for income taxes consist of:

                                    Year ended December 31,
                                   1995      1994      1993
                                   ----      ----      ----
       Current:
          Federal                $1,446     $3,096    $1,661
          State                     229        591       759
          Foreign                 3,990      4,180     4,836
                                 -------    -------   -------

                                  5,665      7,867     7,256
                                 -------    -------   -------
       Deferred:
          Federal                   517         76       (34)
          State                     -          -          -
          Foreign                  (174)      (766)      (93)
                                 -------    -------   -------
                                    343       (690)     (127)
                                 -------    -------   -------
                                 $6,008     $7,177    $7,129
                                 =======    =======   =======

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       Deferred tax assets (liabilities) of Grace Dearborn N.V., Grace Dearborn Inc. and Grace Dearborn B. V. are comprised of the following:

                                                     December 31,
                                                   1995       1994
                                                   ----       ----

           Property and equipment                $(1,596)    $(1,548)
           Other                                    (466)     (1,081)
                                                 -------     -------
           Gross deferred tax liabilities         (2,062)     (2,629)
                                                 -------     -------
           Net operating losses                    6,450       5,359
           Other                                      27         542
                                                 -------     -------
           Gross deferred assets                   6,477       5,901
           Valuation allowance                    (6,028)     (4,643)
                                                 -------     -------
           Net deferred tax liabilities          $(1,613)    $(1,371)
                                                 =======     =======

       The valuation allowance has been provided primarily for net operating loss carryforwards and accruals which are not currently deductible. Based upon the historical results of operations on a stand-alone basis, management believes these items would be more than likely not to yield a tax benefit in the forseeable future. The change in the valuation allowance in 1995 and 1994 was an increase of $1,385 and $2,717, respectively.

       Deferred tax assets (liabilities) which are included in parent company investment are comprised of the following:
                                                            December 31,
                                                          1995        1994
                                                          ----        ----
       Assets
       Accruals not currently deductible                $ 2,323     $ 2,099
       Property and equipment basis differentials         2,210       1,750
       Net operating losses                               7,017       4,285
       Other                                                222         137
                                                        ---------   ---------
       Gross deferred tax assets                         11,772       8,271
       Valuation allowance                               (9,402)     (6,576)
                                                        ---------   ---------
       Deferred tax assets                                2,370       1,695

       Liabilities
       Inventories                                       (1,935)     (1,575)
                                                        ---------   ---------
       Net deferred tax assets                          $   435     $   120
                                                        =========   =========

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



      The valuation allowance has been provided primarily for net operating loss carryforwards and deferred charges, which, based upon the historical results of operations on a stand-alone basis, management believes would be more than likely not to yield a tax benefit in the forseeable future. The change in the valuation allowance in 1995 and 1994 was an increase of $2,826 and $3,475, respectively.

      The U.S. federal corporate tax rate reconciles to the total tax expense as follows:

                                                      Year ended December 31,
                                                    1995      1994        1993
                                                    ----      ----        ----

       Taxes computed at federal statutory rate   $ (981)   $ 1,693     $ (742)
       State income tax, net of federal benefit      149        384        460
       Valuation allowance provided                4,499      6,165      6,275
       Foreign rates higher/lower than
          federal statutory rate                     634     (2,615)       336
       Other-net                                   1,707      1,550        800
                                                  -------   --------   -------
       Total tax expense                          $6,008    $ 7,177     $7,129
                                                  =======   ========    ======

       Effective August 10, 1993, in connection with the passage of the Omnibus Budget Reconciliation Act (OBRA), certain retroactive changes in the U.S. federal income tax laws were enacted, including an increase in the statutory income tax rate from 34% to 35% retroactively applied to January 1, 1993. The rate change had no material effect on deferred federal income taxes for 1993. No other provisions of OBRA had a material effect on the results of operations.

       U.S. and foreign taxes have not been provided on foreign undistributed earnings as such earnings are being retained indefinitely for reinvestment. The distribution of these earnings may result in additional foreign withholding taxes and additional U.S. federal income taxes to the extent they are not offset by foreign tax credits, but it is not practicable to estimate the total tax liability that would be incurred upon such a distribution.

8.     Pension Plans

       Grace maintains defined benefit pension plans covering employees of certain units, including the Dearborn Business, who meet age and service requirements. Benefits are generally based on final average salary and years of service. Grace funds its U.S. pension plan in accordance with federal laws and regulations. Non-U.S. pension plans are funded under a variety of methods dictated by differing local laws and customs and therefore cannot be summarized. Plan assets are invested primarily in common stock and fixed income securities. For purposes of these financial statements, other employees are considered to have

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------


       participated in a multiemployer pension plan as defined in Statement of Financial Accounting Standards No. 87 (FAS 87) - "Employer's Accounting for Pensions." For multiemployer plans, employers are required to recognize as net pension expense total contributions for the period. With respect to these plans, the Dearborn Business charged to expense $639 and $304 in 1995 and 1994, respectively, and credited to income $279 in 1993. There were no contributions due and unpaid at December 31, 1995 and 1994.

       The Business maintains a single employer defined benefit plan covering German employees.

       The funded status of this plan was as follows:
                                                                   December 31,
                                                                  1995     1994
                                                                  ----     ----
          Actuarial present value of benefit obligation:
              Vested                                             $3,305   $2,751
                                                                 ======   ======

              Accumulated benefit obligation                     $4,094   $3,997
                                                                 ======   ======
          Total projected benefit obligation                     $5,344   $4,791
          Plan assets at fair value                                 --      --
                                                                 ------   ------
          Plan assets less than projected benefit obligation      5,344    4,791
          Unrecognized net gain                                     781      445
                                                                 ------   ------

          Accrued pension cost                                   $6,125   $5,236
                                                                 ======   ======

       Pension cost for this plan is comprised of the following components:

                                                        Year Ended December 31,
                                                           1995   1994   1993
                                                           ----   ----   ----

       Service cost of benefits earned during the year     $278   $393   $280
       Interest cost on benefits earned in prior years      298    310    251
                                                            ---   ----   ----

       Pension expense                                     $576   $703   $531
                                                           ====   ====   ====


       The actuarial assumptions for this plan are as follows:

                                                     1995      1994      1993
                                                     ----      ----      ----

       Discount rate at December 31,                 7.70%     8.00%     6.50%
       Rate of compensation increase for year        5.75%     5.75%     5.75%


       The Dearborn Business also maintains a single employer defined benefit plan covering

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       eligible employees in Sweden. The accrued liability related to this plan is $1,168 and $1,078 at December 31, 1995 and 1994, respectively. The Dearborn Business charged $150, $137 and $138 to expense in 1995, 1994 and 1993, respectively, with respect to this plan.

9.     Other Postretirement Benefit Plans

       Grace provides certain other postretirement health care and life insurance benefits for retired U.S. employees, including the Dearborn Business' eligible retired employees. These retiree medical and life insurance plans provide various levels of benefits to employees (depending on their date of hire) who retire after age 55 with at least 10 years of service. The plans are currently unfunded.

       Effective January 1, 1992, Grace adopted Statement of Financial Accounting Standards No. 106 (FAS 106) - "Employers' Accounting for Postretirement Benefits Other Than Pensions" on the immediate recognition basis, which requires the accrual method of accounting for the future costs of postretirement health care and life insurance benefits over the employees' years of service. The "pay as you go" method of accounting, used prior to 1992, recognized these costs on a cash basis. The Dearborn Business is considered to have participated in a multiemployer postretirement benefit plan as defined in FAS 106.

       For multiemployer plans, employers are required to recognize as net postretirement benefit costs the total contributions for the period. With respect to these plans, the Dearborn Business charged to expense $235, $254 and $194 in 1995, 1994 and 1993, respectively. There were no contributions due and unpaid at December 31, 1995 and 1994.

10.    Related Party Transactions and Allocations
       Cash
       The Dearborn Business utilized Grace's centralized cash management services. Under such service arrangements, accounts receivable were collected and cash was invested centrally. Additionally, cash disbursements were funded centrally on demand. As a result, the Dearborn Business maintained minimal cash balances but received or was allocated charges and credits to parent company investment for cash used and collected through these central clearinghouse arrangements.

       Intercompany sales and receivables
       The Dearborn Business sells products to Grace. Such sales totaled $292, $158 and $153 in 1995, 1994 and 1993, respectively, with related cost of goods sold of $92, $63 and $60. Intercompany receivables for these sales between the Dearborn Business and Grace are included in accounts and other receivables at December 31, 1995 and 1994.


       Corporate and Divisional Services
       Grace allocates or charges a portion of its domestic and European corporate expenses to its

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       various business units. These include Grace executive management and corporate overhead; postretirement benefit and pension costs; benefit administration; risk management/insurance administration; tax and treasury/cash management services; environmental services including costs of remediation; litigation administration services; and other support and executive functions.

       All of the allocations and charges described above are included in selling, general and administrative expenses in these financial statements. Such allocations and charges are based on either a direct cost pass through or a percentage of total costs for the services provided based on factors such as net sales, management time or headcount. Such allocations and charges totaled $4,264, $3,764 and $3,491 for 1995, 1994 and 1993, respectively.

       Domestically, Grace also charges the Dearborn Business, based on the Dearborn Business' experience, for its share of workers' compensation, employee life, medical and dental, and other general business liability insurance premiums and claims handled on a corporate-wide basis. These charges are based upon a combination of experience and payroll dollars and totaled $3,625, $4,183 and $2,912 in 1995, 1994 and 1993, respectively, and are included in either cost of goods sold, selling, general and administrative expenses, or research and development expenses, depending upon the nature of the function. For the Dearborn Business' foreign operations, these costs are included in the allocated costs disclosed above.

       Domestic corporate research and development expenses and overheads directly related to the Dearborn Business of $3,468, $3,180 and $3,959 in 1995, 1994 and 1993, respectively, have been allocated to the Dearborn Business and are included in research and development expenses.

       Common Manufacturing and Sales Facilities
       The Dearborn Business' Asia Pacific and Latin America operations received allocated overhead costs from Grace for use of shared facilities and resources. Such allocated general and administrative costs are based upon net sales and other activity factors and totaled $928, $1,015 and $964 in 1995, 1994 and 1993, respectively.

       The manufacturing location in Sorocaba, Brazil shares land, common building space and support services with other operations of Grace. The Dearborn Business also shares administrative offices of Grace in Sao Paulo, Brazil and certain related administrative and accounting functions with Grace. The Dearborn Business is allocated costs by Grace for its share of occupancy costs and other administrative, maintenance, utilities and accounting services. Such allocated costs are based primarily on activity and occupancy factors. During 1995, 1994 and 1993, the Dearborn Business was allocated approximately $5,346, $1,844 and $839 for factory administration expenses and $4,014, $3,760 and $2,613 for general and administrative expenses, respectively.

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       Management believes that the basis used for allocating corporate and divisional services and common manufacturing and sales facilities costs is reasonable. However, the terms of these transactions may differ from those that would result from transactions among unrelated parties.

       Corporate Accounts Receivable Sales Program
       During 1994, Grace had agreements to sell interests in designated pools of trade accounts receivables of the Dearborn Business. As of December 31, 1995, the agreement had expired and no trade accounts receivables were sold. At December 31, 1994, $8,702 had been received pursuant to the sales of such trade accounts receivables, which amount has been excluded from the financial statements. There was no recourse to Grace or the Dearborn Business, nor was Grace or the Dearborn Business required to repurchase any of the trade accounts receivables in the pools; if certain trade accounts receivables in the pools proved to be uncollectible, other trade receivables were substituted.

11.    Parent Company Investment

       For the most part, the Dearborn Business was conducted as a division of Grace and not as a distinct legal entity, and accordingly there are no customary equity and capital accounts. Instead, parent company investment (i.e., of Grace) was maintained by the Dearborn Business and Grace to account for intercompany transactions and the net assets of the Dearborn Business, as more fully described in Note 1. No interest has been charged on the parent company investment. A summary of changes in parent company investment is as follows:

       Parent company investment at December 31, 1992           $131,324
          Net loss                                                (9,065)
          Net change in amount due to parent                      78,782
                                                                --------


       Parent company investment at December 31, 1993            201,041
          Net loss                                                (2,228)
          Net change in amount due to parent                      23,829
                                                                --------


       Parent company investment at December 31, 1994            222,642
          Net loss                                                (8,483)
          Net change in amount due to parent                      32,383
                                                                --------


       Parent company investment at December 31, 1995          $ 246,542
                                                               =========


12.    Commitments and Contingencies

       The Dearborn Business is subject to loss contingencies resulting from environmental laws and

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



       regulations, which include obligations to remove or mitigate the effects on the environment of the disposal or release of certain wastes and other substances at various sites. The Dearborn Business accrues for anticipated costs associated with investigatory and remediation efforts where an assessment has indicated that a loss is probable and can be reasonably estimated. The Dearborn Business' accrued liability for environmental remediation totaled approximately $370 and $334 at December 31, 1995 and 1994, respectively.

       The measurement of the liability is evaluated based on currently available information, including the progress of remedial investigation at each site, the current status of discussions with regulatory authorities regarding the method and extent of remediation at each site, and the extent of apportionment of costs among other potentially responsible parties.

       The Business is subject to a number of lawsuits and claims arising out of the normal conduct of its business. Management and its counsel believe the asserted claims and identified unasserted claims are without merit and will vigorously defend against them.

13.    Aquatec Acquisition

       In February of 1993, the Dearborn Business purchased the water treatment product and services business of Aquatec Quimica S.A. and affiliated companies, which was located principally in Brazil. The net assets purchased were as follows:

          Other current assets                    $ 8,149
          Fixed assets                             11,023
          Intangibles                              51,047
          Liabilities assumed                      (9,355)
                                                  -------

              Net purchase price                  $60,864
                                                  =======

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to Combined Financial Statements (Amounts in Thousands)
- -------------------------------------------------------------------------------



14.  Geographic Segment and Major Customer Information

     The Dearborn Business operates solely in the market segment described in
     Note 1, within the following geographic segments.

                                     North                  Latin        Asia
                                    America    Europe      America      Pacific      Totals
                                    -------    ------      -------      -------      ------

     Net sales           1995     $148,455    $165,970     $70,918      $13,762     $399,105
                         1994      143,929     144,368      61,236       11,175      360,708
                         1993      140,118     132,414      48,341        7,254      328,127
     Income/(loss)
      before taxes       1995        9,870      (2,889)     (6,805)      (2,651)      (2,475)
                         1994       12,231      (3,483)     (2,123)      (1,676)       4,949
                         1993       11,898      (9,677)     (3,742)        (415)      (1,936)

     Total assets        1995       68,902     127,539      83,070       17,371      296,882
                         1994       57,033     123,279      73,041       17,852      271,205

     No single customer's sales exceeded 10% of net sales for any of the years presented.


15.  Subsequent Events

     On June 28, 1996, Grace sold the Dearborn Business to Betz for a total purchase price of $636,412 (comprised of $630,000 plus an initial working capital adjustment of $6,412), subject to further adjustment, pursuant to the terms of the Agreement.

W.R. Grace & Co. - Conn.
Dearborn Business
Combined Balance Sheet (Amounts in Thousands) Unaudited
- -------------------------------------------------------------------------------
                                                            March 31, 1996

Assets

     Cash                                                      $      73
     Accounts receivable and other receivables,
      net of allowances for doubtful accounts of $2,874           69,893
     Inventories                                                  48,008
     Other current assets                                          2,535
                                                                --------
       Total current assets                                      120,509
                                                                --------

     Properties and equipment, net                                92,352
     Goodwill and other intangibles, less accumulated
       amortization of $21,354                                    83,838

     Other non-current assets and deferred charges                 2,402
                                                                --------

Total assets                                                    $299,101
                                                                ========

Liabilities and Parent Company Investment

     Accounts payable                                           $ 13,039
     Accrued liabilities                                          20,171
                                                                --------
       Total current liabilities                                  33,210

     Deferred taxes                                                1,613
     Pension liabilities                                           8,486
     Other non-current liabilities                                 3,789
                                                                --------
       Total liabilities                                          47,098
                                                                --------

     Commitments and contingencies (Note 4)                           --

     Parent company investment                                   252,003

                                                                --------
Total liabilities and parent company investment                 $299,101
                                                                ========

   The accompanying notes are an integral part of these financial statements.

W.R. Grace & Co. - Conn.
Dearborn Business
Combined Statement of Operations (Amounts in Thousands) Unaudited
- ------------------------------------------------------------------------------
                                                     Quarter ended
                                                        March 31,
                                                   1996           1995
                                                   ----           ----


     Net Sales                                   $ 97,438        $93,198
     Cost of goods sold                            44,789         35,687
                                                 --------        -------

       Gross profit                                52,649         57,511
     Selling, general and administrative
      expenses                                     51,145         51,243
     Research and development expenses              3,844          4,502
                                                 --------        -------
       Total operating expenses                    54,989         55,745
                                                 --------        -------

       Income/(loss) from operations               (2,340)         1,766
     Other income/(expense)                          (383)            72
                                                 --------        -------

       Income/(loss) before income taxes           (2,723)         1,838
     Provision for income taxes                     1,502          1,502
                                                 --------        -------

     Net income/(loss)                            $(4,225)       $   336
                                                  =======        =======


   The accompanying notes are an integral part of these financial statements.

W.R. Grace & Co. - Conn.
Dearborn Business
Combined Statement of Cash Flows (Amounts in Thousands) Unaudited
- -------------------------------------------------------------------------------

                                                            Quarter ended
                                                              March 31,
                                                          1996           1995
                                                          ----           ----
     Operating Activities
          Net income/(loss)                            $ (4,225)       $    336
          Reconciliation to cash provided by
          operating activies:
            Depreciation and amortization                 4,532           4,392
            Deferred income taxes                            23             (26)
            Translation change loss                         305             359
            Changes in operating assets and
             liabilities:
              Accounts receivable                        (5,513)        (16,184)
              Inventories                                (5,279)         (5,034)
              Other current assets                          103            (303)
              Accounts payable and other
               current liabilities                       (3,982)         18,293
              Other                                       1,986          (1,128)
                                                       --------        ---------

     Net cash provided by operating activities          (12,050)            705
                                                       --------        ---------

     Investing Activities
       Capital expenditures                              (3,266)         (6,272)
                                                       --------        ---------
     Financing Activities
       Net change in amount due to parent                 9,686           9,219
                                                       --------        ---------
     Net effect of exchange rate changes on cash          5,241          (2,385)
                                                       --------        ---------
     Net increase/(decrease) in cash                       (389)          1,267
     Cash, beginning of period                              462             236
                                                       --------        ---------

     Cash, end of period                               $     73        $  1,503
                                                       ========        ========


   The accompanying notes are an integral part of these financial statements.

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to the Combined Financial Statements (Amounts in Thousands) Unaudited
- ------------------------------------------------------------------------------

1.   Interim Financial Data (Unaudited)

     The interim financial data at March 31, 1996 and for the three months ended March 31, 1996 and 1995 included in the accompanying statements are unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

2.   Inventories
                                               March 31, 1996
     Inventories include:

          Raw materials                           $20,084
          Work-in-process (WIP)                     3,810
          Finished goods                           30,104
                                                  -------
                                                   53,998
          Inventory reserves                       (3,866)
          Less: Adjustment of inventories
            to the LIFO basis                      (2,124)
                                                  -------
                                                  $48,008
                                                  =======

     Finished goods and work in process inventories are valued at the lower of cost or market. Cost flow is based on the last-in, first-out (LIFO) method in the U.S. and first-in, first-out (FIFO) method in other regions. Raw materials are valued at the lower of FIFO or realizable value.

3.   Properties and Equipment


                                               March 31, 1996
     Properties and equipment include:

          Land                                    $  4,490
          Buildings                                 54,322
          Machinery and equipment                   68,413
          Other property and equipment              39,900
                                                  --------
                                                   167,125

            Less - Accumulated depreciation        (84,662)
            Containers, dispensing and
              monitoring equipment, net              9,889
                                                  --------
                                                  $ 92,352
                                                  ========

W.R. Grace & Co. - Conn.
Dearborn Business
Notes to the Combined Financial Statements (Amounts in Thousands) Unaudited
- ------------------------------------------------------------------------------

4.   Commitments and Contingencies

     The Business is subject to loss contingencies resulting from environmental laws and regulations, which include obligations to remove or mitigate the effects on the environment of the disposal, or release of certain wastes and other substances at various sites. The Dearborn Business accrues for anticipated costs associated with investigatory and remediation efforts where an assessment has indicated that a loss is probable and can be reasonably estimated. The Dearborn Business' accrued liability for environmental remediation totaled approximately $370 at March 31, 1996 and is included in parent company investment.

5.   Subsequent Events

     On June 28, 1996, Grace sold the Dearborn Business to Betz for a total purchase price of $636,412 (comprised of $630,000 plus an initial working capital adjustment of $6,412), subject to further adjustment, pursuant to the terms of the Agreement.

Unaudited Pro Forma Financial Information:

         On June 28, 1996, the Company acquired (the "Acquisition") the Dearborn Business from Grace for $630.0 million plus a $6.4 million working capital adjustment, subject to certain further adjustments. The Acquisition is primarily financed by a $750 million Credit Agreement (the "Credit Agreement") among the Company and a syndicate of banks.

         The Acquisition is accounted for using the purchase method of accounting and, accordingly, the purchase price will be allocated to the assets acquired and liabilities assumed based on the estimated fair value of such assets and liabilities at the date of acquisition. The excess of the purchase price over the fair value of the net tangible and identified intangible assets acquired will be recorded as goodwill, which will be amortized on a straight-line basis over 40 years. Due to the timing of the closing date, the Company is unable to complete an initial allocation of purchase price at this time. The unaudited pro forma results of operations are based on available information and certain assumptions regarding the allocation of purchase price, which could change significantly based on the results of appraisals, finalization of the purchase price as a result of a closing date audit and other analyses, which the Company has arranged to obtain and generally are in process. The other analyses include, but are not limited to, actuarial studies of employee benefit plans, the income tax effects of the Acquisition, analyses of operations to identify assets for disposition and the evaluation of staffing requirements necessary to meet future business needs.

         The unaudited pro forma statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the Acquisition and the Credit Agreement as if such transactions occurred as of January 1, 1995. The financial statements of the Dearborn Business reflect the "carve out" financial position and results of operations of the Dearborn Business from Grace. Certain manufacturing, selling, research and administrative expenses of Grace have been allocated to the Dearborn Business on various bases, which, in the opinion of Grace's management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable to estimate, the nature and level of expenses which might have been incurred had the Dearborn Business been operating as a separate independent company. Potential cost savings from combining the operations are not reflected in the pro forma combined statement of operations because the Dearborn business may not be fully integrated with the Company's operations until January 1998. In addition, the Grace Dearborn Worldwide Purchase and Sale Agreement requires the Company to make payments to Grace for certain post acquisition administrative and toll blending services. Such payments are intended to compensate Grace for direct and indirect costs it will incur in meeting the Company's need for such services.

         The unaudited pro forma statements of operations should be read in conjunction with the (i) the historical financial statements of the Company which are included in the annual report on Form 10-K for the year ended December 31, 1995 and on Form 10-Q for the three months ended March 31, 1996, previously filed with the Commission and (ii) the historical combined financial statements of the Dearborn Business for the year ended December 31, 1995 and the three months ended March 31, 1996, included herein.

         All information and financial data concerning the Dearborn Business has been provided to the Company by Grace and are the responsibility of Grace and the Dearborn Business. The unaudited pro forma results are not indicative of the results that would have occurred had the Acquisition actually been consummated on January 1, 1995, and are not intended to be a projection of future results or trends.

BETZDEARBORN INC.
Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 1995
(in thousands, except per share amounts)

                                                   Consolidated          Combined
                                                       Betz              Dearborn       Pro Forma          Pro Forma
                                                Laboratories, Inc.       Business      Adjustments      BetzDearborn Inc.
                                                ------------------       --------      -----------      -----------------
Net Sales                                           $752,453             $399,105         $   --           $1,151,558
Operating Costs and Expenses:
     Cost of products sold                           273,712              170,458             --              444,170
     Selling, research and admini-
        strative expenses                            352,519              218,984             --              571,503
     Amortization of intangibles                         644                3,867            9,913(a)          14,424
     Provision for restructuring                      15,606                7,729             --               23,335
                                                    --------             --------       ----------         ----------

                                                     642,481              401,038            9,913          1,053,432
                                                    --------             --------       ----------         ----------

     OPERATING EARNINGS (LOSS)                       109,972               (1,933)          (9,913)            98,126

Other Income (Expense):
     Investment and other income                       2,719                 (542)            --                2,177
     Interest expense                                 (1,124)                --            (44,090)(b)        (45,214)
                                                    --------             --------       ----------         ----------

                                                       1,595                 (542)         (44,090)           (43,037)
                                                    --------             --------       ----------         ----------
       EARNINGS (LOSS) BEFORE
                 INCOME TAXES                        111,567               (2,475)         (54,003)            55,089

Income taxes                                          43,270                6,008          (20,222)(c)         29,056
                                                    --------             --------       ----------         ----------

           NET EARNINGS (LOSS)                      $ 68,297             $ (8,483)        $(33,781)        $   26,033
                                                    ========             ========       ==========         ==========


Net earnings per Common Share:
     Primary                                        $   2.27                                               $     0.76
     Fully diluted                                  $   2.16                                               $     --  (d)

Average number of Common Shares:
     Primary                                          27,889                                                   27,889
     Fully diluted                                    30,651                                                   30,651





See Notes to Unaudited Pro Forma Statements of Operations - B-4.

BETZDEARBORN INC.
Unaudited Pro Forma Statement of Operations
For the Three Months Ended March 31, 1996
(in thousands, except per share amounts)

                                                   Consolidated          Combined
                                                       Betz              Dearborn       Pro Forma           Pro Forma
                                                Laboratories, Inc.       Business      Adjustments       BetzDearborn Inc.
                                                ------------------       --------      -----------       -----------------
Net Sales                                           $199,472             $97,438     $    --                  $296,910
Operating Costs and Expenses:
     Cost of products sold                            76,876              44,789          --                   121,665
     Selling, research and admini-
        strative expenses                             90,605              54,137          --                   144,742
     Amortization of intangibles                         273                 852         2,598 (a)               3,723
                                                    --------             --------    ------------             ---------
                                                     167,754              99,778         2,598                 270,130
                                                    --------             --------    ------------             ---------

     OPERATING EARNINGS (LOSS)                        31,718              (2,340)       (2,598)                 26,780

Other Income (Expense):
     Investment and other income                         284                (383)         --                       (99)
     Interest expense                                   (517)               --         (10,120)(b)             (10,637)
                                                    --------             --------    ------------             ---------
                                                        (233)               (383)      (10,120)                (10,736)
                                                    --------             --------    ------------             ---------

       EARNINGS (LOSS) BEFORE
                 INCOME TAXES                         31,485              (2,723)      (12,718)                 16,044

Income taxes                                          11,807               1,502        (4,550)(c)               8,759
                                                    --------             --------    ------------             ---------
           NET EARNINGS (LOSS)                      $ 19,678             $(4,225)    $  (8,168)               $  7,285
                                                    ========             ========    ============             =========


Net earnings per Common Share:
     Primary                                        $   0.66                                                   $  0.21
     Fully diluted                                  $   0.62                                                   $   -- (d)

Average number of Common Shares:
     Primary                                          27,826                                                    27,826
     Fully diluted                                    30,677                                                    30,677





See Notes to Unaudited Pro Forma Statements of Operations - B-4.

Notes to Unaudited Pro Forma Statements of Operations:
(in thousands)


(a)   Represents the following adjustment to operating expenses:


                                                    Three months
                                                       ended       Year ended
                                                     March 31,     December 31,
                                                        1996           1995
                                                     ---------      ----------

    Eliminate the Dearborn Business goodwill
     and intangible amortization expense              $   (852)     $ (3,867)
    Record amortization expense for the excess
     purchase price related to the Acquisition
     over 40 years on a straight-line basis
     and for patents and trademarks over
     15 and 40 years, respectively, on a
     straight-line basis                                 3,450        13,780
                                                      --------      --------
                                                      $  2,598      $  9,913
                                                      ========      ========


(b)   Represents an adjustment to interest expense as follows:


                                                     Three months
                                                        ended      Year ended
                                                      March 31,    December 31,
                                                        1996           1995
                                                      ---------    -----------

    Record interest expense on the Credit Agreement
     assuming borrowings of $653.2 million in 1996
     and 1995 to fund the acquisition at
     assumed weighted average interest rates
     of 6.2% in 1996 and 6.75% in 1995
     (representative of historical interest rates
     using the Credit Agreement margins)              $  10,120      $  44,090
                                                      =========      =========

    A 1/8% increase or decrease in the variable interest rate under the Credit Agreement would have resulted in a $816 adjustment to annual interest expense.


(c) Represents income tax effect of the pro forma adjustments. The income taxes of the Dearborn Business are based on Grace's legal structure and no attempt was made to determine income taxes under the post acquisition structure.


(d) The computation of pro forma earnings per common share assuming full dilution would have been anti-dilutive.